SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549





                            FORM 8-K
                         CURRENT REPORT


                 Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                         October 2, 1996




                         Innotech, Inc.
     ------------------------------------------------------
     (exact name of registrant as specified in its charter)



Delaware                      0-27746             54-1560349
---------------               -----------         -------------------
(State or other               (Commission         (IRS Employee
jurisdiction                  File No.)           Identification No.)
of incorporation)


5568 Airport Road, Roanoke, Virginia           24012
----------------------------------------       ----------
(Address of principal executive offices)       (Zip code)


Registrant's telephone no., including area code: (540) 362-2520
                                                 --------------


                    TOTAL NUMBER OF PAGES:  4

Item 5.  Other Events.

          On October 2, 1996, the Registrant announced that it had entered into a letter of intent (the "Letter of Intent") dated August 28, 1996, with Prism Ophthalmics, L.L.C., a Virginia limited liability company ("Prism"), and its equity owners, providing for, among other things: (a) the purchase of a warrant (the "Warrant") by the Registrant to acquire 150,000 units of Prism (representing 15% of the outstanding units) and (b) the purchase of an option (the "Option") to purchase all of the outstanding equity interests of Prism. Prism is a newly formed entity which owns a United States patent and has filed United States applications for lenses which are surgically implanted in the eye and are designed to improve central field loss, a leading cause of blindness.

          The purchase price for the Warrant is $1,165,000, and it is exercisable at any time on or before December 31, 2001, at an exercise price of $0.001 per unit. The Warrant will contain certain anti-dilution provisions as well as provisions relating to preemptive rights and piggy-back registration rights. The purchase price for the Option is $400,000 and, if exercised, will require the additional payment of $5,000,000 for the acquisition by the Registrant of the outstanding equity interests of Prism. The purchase price for the Warrant and the Option will be paid to Prism and is intended to be used by Prism for development and commercialization of Prism's proprietary technology.

          The Registrant proposes to enter into an option agreement (the "Option Agreement") with Prism and its equity owners, providing for the grant of the Option to the Registrant which will be exercisable at any time on or prior to the earlier of: (a) 30 days after satisfaction of certain conditions to be specified in the Option Agreement, provided that such date shall be no earlier than the first anniversary of the date the Option Agreement or (b) the third anniversary of the date of the Option Agreement. The $5,000,000, payable upon exercise of the Option, may be increased by any earnings before interest, taxes and depreciation of Prism accruing over a specified period of time ending prior to the date of any exercise of the Option. In the event of a breach of or default under the Option Agreement by Prism or any of its equity owners, the Registrant shall have the right to acquire all the intellectual property of Prism, including all patents and patent applications and other rights relating to its principal products, for an amount equal to the lesser of: (a) $5,000,000 or (b) an amount determined by arbitration taking into account the deterioration in value of such intellectual property as a result of such breach or default.

          Amitava Gupta, Ph.D., the Executive Vice President,
Engineering, Research and Development and a director of the Registrant, and his wife are the owners of approximately 46% of the outstanding units of Prism.

          The Registrant is currently negotiating definitive agreements with Prism and its equity owners to reflect the foregoing terms with respect to the Warrant and the Option. In connection therewith, the Letter of Intent which, by its terms, was to terminate on September 30, 1996, has been extended by agreement of the parties until October 14, 1996.

                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              INNOTECH, INC.
                              (Registrant)



Date:  October 10, 1996        /s/ Ronald D. Blum
                              ------------------------------
                              Ronald D. Blum
                              Chairman of the Board and
                              Chief Executive Officer